EXHIBIT 11.1


                        APRIA HEALTHCARE GROUP INC.

                     COMPUTATION OF EARNINGS PER SHARE
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

                                                      Three Months Ended
                                                          March 31,
                                                   ---------------------
                                                     1997           1996
                                                    ------         ------
                                                    (In thousands, except
                                                       per share data)

Net income for primary and fully
  diluted earnings per share                        $19,240        $20,326
                                                    =======        =======

Weighted average shares outstanding                  51,261         50,168
Incremental shares - stock options                      657          1,829
                                                    -------        -------

Primary shares                                       51,918         51,997
Incremental shares - stock options                        -            224
                                                    -------        -------

Fully diluted shares                                 51,918         52,221
                                                    =======        =======

Primary and fully diluted
  earnings per share                                $  0.37        $  0.39
                                                    =======        =======


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